Exhibit 10.7

Summary of Director Compensation

Cash Compensation of Non-Employee Directors in Fiscal 2011

In fiscal 2011, each of our non-employee directors will receive an annual retainer of $60,000. In addition, the non-executive Chairman of the Board will be paid an additional annual retainer of $45,000. The Chairman of the Audit Committee will be paid an additional annual retainer of $15,000. The Chairman of the Compensation Committee will be paid an additional annual retainer of $10,000. The Chairman of the Nominating Committee and the Chairman of the Real Estate Committee will each be paid additional annual retainers of $5,000.

Equity Compensation of Non-Employee Directors in Fiscal 2011

Under our 1996 Director Stock Option Plan, as amended, our non-employee directors may receive all types of awards under the plan, including full value awards, such as restricted stock, performance shares, performance units and deferred stock units.